UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Ashenhurst, Harry J.
   2140 Lake Park Blvd.
   Richardson,  Texas  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   12/00
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Chief Administration Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security       2)Trans-    3.Trans- 4.Securities Acquired         5)Amount of      6)Ownership Form:    7)Nature of
                          action      action   (A or Disposed of (D)         Securities       Direct (D) or        Indirect
                          Date        Code                                   Beneficially     Indirect (I)         Benefician
                                      ---------------------------------      Owned at                              Ownership
                                                             A               End of Month
                          (Month/                            or
                          Day/Year)   Code V   Amount        D    Price
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Common Stock, par
value $0.01 per share     12/15/00    A(1) V   40,000        A               155,080(2)       Direct

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative         2)Conversion 3)Trans-       4)Trans-  5)Number of Derivative         6)Date Exercisable and
Security                      or Exercise  action         action    Securities Acquired (A)        Expiration Date
                              Price of     Date           Code      or Disposed of (D)             Month/Day/Year
                              Derivative                  ------------------------------------     ---------------------------------
                              Security     Month/Day/Year Code  V   A                D             Date Exercisable  Expiration Date
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Non-Qualified Stock Option    $7.8750      12/15/00       A     V   60,773                         (3)               12/15/07
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative         3)Trans-      7)Title and Amount        8)Price       9)Number of    10)Ownership Form   11)Nature of
Security                      action        of Underlying             of Deri-      Derivative     of Derivative       Indirect
                              Date          Securities                vative        Securities     Security: Direct    Beneficial
                                            -----------------------   Security      Beneficially   (D) or Indirect     Ownership
                                                          Amount or                 Owned at End   (I)
                                                          Number of                 of Month
                  -                         Title         Shares
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Non-Qualified Stock Option     12/15/00     Common Stock  60,773                    60,773         Direct
(right to buy)

Explanation of Responses:

(1)
Restricted Stock Award.
(2)
Since the date of the reporting person's last ownership report, 27,877 shares were transferred  pursuant to a DRO.
(3)
The option becomes exercisable in three equal annual installments, commencing one year after the date of grant.
-
Attorney-in-fact pursuant to the power of attorney dated 7/9/99.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Harry J. Ashenhurst
DATE 01/08/01